                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements (Forms S-8) pertaining to the Wall Data Incorporated 1983 Restated Stock Option Plan, Wall Data Incorporated 1993 Stock Option Plan as Amended and Restated, Wall Data Incorporated 1993 Stock Option Plan for Non-Employee Directors as Amended and Restated, Wall Data Incorporated 1994 Non-officer Stock Option Plan as Amended and Restated and the Restated Employee Stock Purchase Plan of our report dated May 18, 1999, with respect to the consolidated financial statements and schedule of Wall Data Incorporated included in the Form 10-K for the year ended April 30, 1999 filed with the Securities and Exchange Commission.

                                               /s/ ERNST & YOUNG LLP



Seattle, Washington
July 28, 1999